EXHIBIT 99.1

OXiGENE Reports Second Quarter 2014 Financial Results

- Phase 2 Trial of Fosbretabulin in Gastrointestinal Neuroendocrine Tumors Planned -

- Further Data from Gynecologic Oncology Group (GOG) Phase 2 Ovarian Cancer Trial to be Presented in November -

- Cash Balance Increased to $36.3 Million -

SOUTH SAN FRANCISCO, Calif., Aug. 5, 2014 (GLOBE NEWSWIRE) -- OXiGENE, Inc. (Nasdaq:OXGN), a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer, reported financial results for the quarter ended June 30, 2014.

"The second quarter has been highly productive, as we completed a significant financing and prepared to move forward with planned clinical studies of our lead product candidate, fosbretabulin, including in gastrointestinal neuroendocrine tumors, or GI-NETs," said Dai Chaplin, Ph.D., OXiGENE's President and Chief Executive Officer. "We are also pleased to confirm that the detailed results from the Gynecologic Oncology Group Phase 2 trial of fosbretabulin in recurrent ovarian cancer, which showed a statistically significant progression-free survival benefit, will be presented in November at a meeting of the International Gynecologic Cancer Society."

Summary of Financial Results

At June 30, 2014, OXiGENE had cash of approximately $36.3 million, compared to approximately $7.0 million at December 31, 2013. During the first half of 2014, the company raised total net proceeds of approximately $35.2 million from a public offering of stock and warrants in February, an at-the-market registered direct offering in May 2014 and from the exercise of warrants by investors in the February and May offerings and in previous private offerings.

For the three months ended June 30, 2014, OXiGENE reported a net loss of $3.9 million compared to a net loss of $1.7 million for the comparable three-month period in 2013. The increase in the net loss in 2014 as compared to 2013 was primarily due to an increase in research and development (R&D) expenses of approximately $1.6 million in the second quarter of 2014 as compared to the prior year period. R&D expenses during the second quarter of 2014 supported the company's ongoing professional, clinical and manufacturing activities related to advancing its pipeline of novel oncology product candidates, including clinical trials of fosbretabulin and OXi4503 in various indications. General and administrative expenses during the second quarter of 2014 were $1.8 million, compared to $1.1 million for the comparable period in 2013. The increase was primarily due to a one-time charge related to executive compensation, marketing research and an employee incentive compensation program.

The company's net loss for the second quarter of 2013 was also impacted by a non-cash deemed dividend of $2.5 million related to the preferred stock equity financing completed in April 2013. The net loss combined with this non-cash item resulted in a net loss attributable to common stockholders of $4.1 million for the three months ending June 30, 2013.

Common stock outstanding as of June 30, 2014 was 20,701,667 shares.

Conference Call Today

Members of OXiGENE's management team will review these financial results via a webcast and conference call today, August 5, 2014, at 4:30 p.m. EDT (1:30 p.m. PDT). To listen to a live or an archived version of the audio webcast, please log on to the Company's website, www.oxigene.com. Under the "Investors & Media" tab, select the link to "Events and Presentations." OXiGENE's earnings conference call can also be heard live by dialing (888) 841-3431 in the United States and Canada, or +1 (678) 809-1060 for international callers, five minutes prior to the beginning of the call.

About OXiGENE

OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer. The Company is focused on developing vascular disrupting agents (VDAs), which are compounds that selectively disrupt abnormal blood vessels associated with solid tumor survival and progression. The Company's lead clinical product candidate, fosbretabulin (also known as ZYBRESTAT), is in development as a potential treatment for solid tumors. OXi4503, its second-generation product candidate, is in development for acute myeloid leukemia (AML). OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.

Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include the timing of advancement, outcomes, data and regulatory guidance relative to our clinical programs and achievement of our business and financing objectives may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development, manufacturing and regulatory review, and the availability of additional financing to continue development of our programs. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE's reports to the Securities and Exchange Commission, including OXiGENE's reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

OXiGENE, Inc.
Balance Sheet Data
(Unaudited)
	June 30, 2014	December 31, 2013
	(All amounts in thousands)
Assets

Cash	$ 36,271	$ 7,005
Prepaid expenses	450	93
License agreement	47	93
Other assets	79	103

Total assets	$ 36,847	$ 7,294

Liabilities and stockholders' equity

Accounts payable and accrued liabilities	$ 1,948	$ 1,251
Total stockholders' equity	34,899	6,043

Total liabilities and stockholders' equity	$ 36,847	$ 7,294

OXiGENE, Inc.
Statement of Operations Data
(Unaudited)
	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
	(All amounts in thousands, except per share data)
Operating Expenses:
Research and development	$ 2,171	$ 603	$ 3,558	$ 1,349
General and administrative	1,753	1,052	2,994	2,187

Total operating expenses	3,924	1,655	6,552	3,536

Loss from Operations	(3,924)	(1,655)	(6,552)	(3,536)

Investment income	1	1	2	2
Other (expense) income, net	(6)	--	(9)	--

Net loss and comprehensive loss	(3,929)	(1,654)	(6,559)	(3,534)
Non-cash deemed dividend to preferred stock	--	(2,481)	--	(2,481)
Net loss attributable to common stock	$ (3,929)	$ (4,135)	$ (6,559)	$ (6,015)
Basic and diluted net loss per share attributable to common stock	$ (0.23)	$ (1.86)	$ (0.50)	$ (2.89)
Weighted-average number of common shares outstanding	17,259	2,227	13,179	2,082
CONTACT: Investor and Media Contact:
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         650-635-7000